BROWN BROTHERS HARRIMAN

Report to Chief Compliance Officers

March 2016

INVESTOR SERVICES

TABLE OF CONTENTS

SECTION I –COMPLIANCE AND CONTROL FUNCTIONS	2

Compliance	3

Risk Management	4

Office of General Counsel	6

Internal Audit	6

SECTION II – COMPLIANCE OVERSIGHT	8

Compliance Risk Assessment and Monitoring	9

External Regulatory Oversight	9

External Auditor Oversight and Reporting	9

SECTION III – SUMMARIES OF KEY FIRM-WIDE COMPLIANCE POLICIES	11

SECTION IV – DATA PRIVACY, CONFIDENTIALITY, INFORMATION SECURITY AND BUSINESS CONTINUITY PLANNING	19

SECTION V – PRINCIPAL CLIENT SERVICES AREAS	23

SECTION VI – INFORMATION KEYS	34

SEC Risk Area Index	35

Appendices: External Auditor Reports

Appendix A: PWC CCO Independent Examination Report (provided separately)

Appendix B: Current PWC SSAE16 Reports (provided separately)

SECTION I

Compliance and Control Functions

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

2016 REPORT TO CHIEF COMPLIANCE OFFICERS

Section I – Compliance and Control Functions

Brown Brothers Harriman & Co. (“BBH” or the “Firm”) is pleased to provide this report on our compliance policies and procedures (“BBH’s Compliance Program”).

BBH Compliance

The BBH Global Compliance Department (“Compliance”) is managed by Dan Becker, Managing Director and Director of Global Compliance. Mr. Becker reports to Thomas (Rick) E. Berk, Partner responsible for Enterprise Risk Management and Compliance. Principal leaders of Compliance include Ana Kang - Global AML and Sanctions, Lyndon Turner – Global Investor Services, Julie Richard – Private Banking, Felipe Prestamo – Core Compliance, and Paul Gallagher – Investment Management, each a Senior Vice President. Ursula Costigan is the Compliance Officer responsible for the U.S. Investor Services line of business and administering the Firm’s 38a-1 Compliance Program.

Compliance supports the Firm’s key lines of business and aligns Senior Compliance Officers with each line of business based on regulatory, industry and/or business line expertise.

BBH’s Compliance Program is global in its orientation and is designed to identify and mitigate regulatory risks. Where practical, the Compliance Department develops and implements global compliance policies across the Firm. In accordance with BBH’s philosophy, responsibility for compliance rests directly with each line of business, with oversight and guidance provided by Compliance.

Compliance is responsible for developing and implementing firm-wide compliance policies that are designed to mitigate compliance risk for the Firm. Compliance also seeks to provide information and guidance to each line of business to assist the business in developing appropriate controls, including policies and procedures, which are designed to mitigate compliance risk for the business.

Compliance acts as a resource for the identification (and, in consultation with the Firm’s Office of General Counsel, interpretation) of regulatory matters and provides advice to each line of business with respect to the structure, conduct and management of its business activities. Compliance also conducts periodic assessments to ensure that BBH’s Compliance Program remains adequate and effective.

BBH currently has more than 100 dedicated compliance professionals globally. BBH makes strategic additions to Compliance, when necessary, to support regulatory and business needs.

Additional Control Functions at BBH

Enterprise Risk Management, Office of General Counsel (“OGC”) and Internal Audit work closely with Compliance to support and provide appropriate oversight and guidance to the Firm’s various business lines. Such coordination and communication is facilitated by each area’s membership on key business line oversight committees, as well as the Governance, Risk and Compliance Oversight Committee and other firm-wide oversight committees.

Risk Management

BBH’s Enterprise Risk Management (“ERM”) function is responsible for coordination and oversight of firm-wide risk programs and initiatives. Working with dedicated risk management teams that are in place for each of the Firm’s lines of business (“LOB Risk Management”) and support areas, ERM facilitates the development of best practice risk mitigation strategies across the Firm, as well as enhancing the monitoring, measuring and reporting of risk considerations.

LOB Risk Management works directly with their respective business lines to identify, mitigate and manage risk specific to their areas of responsibility. In addition, key services and products, including Custody, Securities Lending, Fund Accounting, Fund Administration, Systems and Service Delivery have imbedded, dedicated Risk Managers who are responsible for identifying, mitigating and managing risk related to their specific products and services (“Product Risk Managers,” and together with ERM and LOB Risk Management, “Risk Management”).

The Firm cultivates an environment that ensures all partners and employees take responsibility for managing risk, including ensuring that effective risk management procedures are implemented within their respective areas of responsibility and that such procedures and controls are continually monitored and assessed. This includes continuous monitoring and evaluation of the business unit’s primary activities and major processes in order to identify, document, and implement appropriate control mechanisms for all material risks. Identified risks are formally documented in the Risk and Control Self-Assessments (“RCSA”) for each line of business.

The RCSA is a key component in the identification, assessment and management of risk across BBH. Utilizing Basel II categorization standards, significant risks are identified and assessed on an inherent and residual basis in the following risk categories: Credit, Market, Liquidity, Reputational and Operational (OGC, Compliance, Systems, and People). The effectiveness of existing controls is evaluated, taking into consideration relevant Internal Audit and external audit findings and errors and omissions (“E&O”) reporting.

ERM is responsible for the continuous enhancement and oversight of the RCSA process, driving consistency in the implementation of firm-wide methodology and the development of consolidated reporting by tracking action plans and remediation efforts. LOB Risk Management facilitates the assessment of risks and controls in their areas of responsibility, and ensures that RCSAs are performed in accordance with policy in a complete and accurate manner. RCSAs are updated on an ongoing basis to reflect changes to the business risk profile and control infrastructure. Compliance participates in the periodic review and update of the RCSAs. Annual RCSA approvals are required by each business’ oversight committee with semi-annual updates provided pursuant to RCSA policy.

BBH also adheres to best practices and a consistent methodology in tracking and processing E&Os. BBH’s E&O program is designed to ensure that risk issues and incidents are identified, escalated, tracked, and resolved in an efficient and effective manner. Both the E&O process and database/application are managed by ERM to provide an independent and consistent approach firm- wide. ERM manages policy changes and enhancements to the application while providing oversight and guidance to business users. To that end, processing of E&O’s requires review and approval by the Firm’s management. The E&O database utilizes standardized templates to ensure that information is captured accurately and to facilitate management reporting. Monthly reports that include metrics and trends, as well as causal factors and risk mitigation action plans, if required, are provided to Compliance, LOB Risk Management, Internal Audit and senior management.

Oversight committees are an integral component of BBH’s risk management framework. Below are the key oversight committees relevant to the Investor Services line of business. Senior representatives from the Firm’s control functions (Compliance, OGC, Risk Management and Internal Audit) are participants in the oversight committees.

•	Anti-Money Laundering Oversight Committee. This committee is a sub-committee of GRC that meets bi-weekly and oversees the execution of BBH’s Bank Secrecy/Anti- Money Laundering/Sanctions Program. The Committee is chaired by the global head of AML Compliance.

•	Business Continuity Planning Group. This committee handles business continuity for BBH via a program subject to the direction and guidance of the BCP Steering Committee members who collectively represent all business lines of BBH. BBH has established protocols for continuity of operations at each of BBH’s locations, as well as at off-site locations with an extensive testing program established to test the viability of recovering lost systems and data.

•	Client Acceptance Committee. This committee is responsible for reviewing the Bank Secrecy Act/Anti-Money Laundering risks posed by all prospective or existing clients and/or the new product/services offerings to existing clients.

•	Cyber Risk Oversight Committee. This committee is responsible for providing oversight for the firm-wide technologies and processes designed to protect computers, networks and electronic data from unauthorized access, vulnerabilities and attacks. The committee is chartered with overseeing the execution of BBH’s Cyber Security Program which provides the means to identify, protect, detect, respond and recover from potential cyber threats.

•	Governance, Risk and Compliance Oversight Committee. This committee oversees matters pertaining to governance, enterprise-wide risk and compliance risk. The committee is comprised of the Partner responsible for each line of business, including Service Delivery and Systems, as well as the Firm’s General Auditor and the General Counsel.

•	Institutional Risk and Credit Committee. This committee assesses and monitors credit risks associated with the Investor Services business line on a worldwide basis. This includes establishing credit parameters for BBH counterparties, monitoring ongoing compliance therewith and conducting ongoing reviews of the financial status of all such counterparties, including BBH’s global sub-custodian banks.

•	Internal Review Committee. This committee is responsible for reviewing the internal controls, policies and procedures related to our Custody, Securities Lending, Fund Administration, Fund Accounting and Transfer Agency services as the basis for the Sarbanes-Oxley certification process.

•	Investor Services Oversight Committee. This committee oversees all aspects of the Investor Services business line, including existing and new product and service offerings, client relationships and marketing initiatives. Additionally, all control functions supporting Investor Services are required to report to the committee at least quarterly.

•	New Business Review Group. This cross-disciplinary committee reviews all new business opportunities, including new clients and service requirements, for the Investor Services line of business globally.

•	New Product Launch Process Committee. This committee was established to ensure that NPLP reviews are conducted in a comprehensive and timely manner. The NPLP Committee is chartered to provide oversight to the NPLP and is responsible for ensuring that the risks associated with a New Product opportunity have been appropriately assessed and that the New Product proposal is presented to the appropriate firm and/or business oversight committee for final review and consideration for approval.

•	Product Oversight Committees. These cross-disciplinary committees review all aspects of a particular product within the Investor Services line of business globally.

•	Risk Focus Group. This cross-functional, firm-wide forum assists in the development, implementation and communication of risk management initiatives across BBH. Chaired by ERM, membership includes product risk and control managers across the Firm, Compliance and Internal Audit.

•	Service Delivery Oversight Committee. This Committee provides oversight and ongoing monitoring of all aspects of the Service Delivery organization within the Investor Services line of business. This is a cross-disciplinary Committee comprised of partners from the Investor Services and Administration lines of business as well as senior executives from Service Delivery, Risk and Control functions and other support areas.

•	Systems Management Committee. This committee is responsible for reviewing the systems’ budget and progress of strategic development initiatives, review and authorization of all significant systems expenditures and assurance that all systems initiatives are in line with overall business objectives and strategies.

Office of the General Counsel

The Firm’s OGC provides legal and regulatory support for the Firm’s global businesses. This group facilitates contract negotiations with clients, counterparties and service providers and provides legal support for the development of new products and services. The group also monitors legal developments and provides guidance to Compliance and each line of business with respect to legal risks and developments affecting the Firm’s standing and products and services.

BBH currently has more than 45 dedicated legal professionals globally. BBH will continue to make strategic additions to OGC to support regulatory and business needs.

Internal Audit

The Firm’s Internal Audit Department provides an independent assessment function over BBH’s activities to ensure that the system of internal controls is adequate and continues to be effective in mitigating key business risks impacting the Firm (Internal Audit reports directly to the Firm’s Audit Committee). The annual audit plan is developed using a risk-based methodology that includes an assessment of all auditable entities to best ensure appropriate coverage of those departments that play key roles in supporting the Firm’s business objectives. Open communication between Internal Audit and the business line is an important component of the audit process. BBH’s Internal Audit team works closely with the management of the various business lines to understand business objectives and goals, confirm key risk areas and identify any emerging issues. Each audit includes evaluations and tests of the systems, procedures and controls related to the operating and control environment. The results of each audit are summarized in a report that contains an overall opinion on the adequacy and operating effectiveness of the system of internal controls and the quality of ongoing operations. All audit reports are provided to responsible senior management, Compliance, Risk Management and the Firm’s Audit Committee. Any action arising from a review is tracked and monitored, and subsequently validated by Internal Audit, with the status of unresolved issues reported to senior management, appropriate oversight committees and the Audit Committee at their regularly scheduled meetings.

BBH currently has more than 50 dedicated Internal Audit professionals globally. The Internal Audit staff consists of professionals with an average of 11 years of audit experience and a Senior Audit Management team with an average of 20 years of audit experience.

SECTION II

Compliance Oversight

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

Section II – Compliance Oversight

Compliance Risk Assessment and Monitoring

Compliance maintains risk assessment and testing policies to ensure that compliance risk is identified, assessed and reported consistently across the Firm. On an annual basis, Compliance personnel conduct reviews to ensure that line of business personnel understand the regulatory framework applicable to their business and conduct their activities in conformity with applicable laws and regulations. An annual testing plan is developed based on the risk ratings assigned to the compliance obligations set forth in the Firm’s compliance risk matrices. In developing a testing plan, Compliance considers findings reported by Internal Audit, comments received from the Firm’s regulators, control gaps identified by the line of business through the Risk Control Self Assessment process, regulatory pronouncements and actions, litigation and market developments. The results of Compliance reviews are communicated to senior managers in each line of business, Risk Management, Internal Audit and the Governance, Risk and Compliance Oversight Committee.

For 2015, Compliance reviewed more than 135 compliance risk topics across Global Custody, Fund Accounting, U.S. Fund Administration, U.S. Transfer Agency and Securities Lending products. This includes reviews of standard compliance risk topics that were tested across all products as well as 52 product-specific compliance risks. Based on the conducted reviews, as well as the reviews conducted by internal and external auditors, BBH continues to believe that the Firm’s Compliance Program is reasonably designed to detect and prevent violations of applicable laws.

External Regulatory Oversight

BBH is subject to regulation and examination by its primary regulator, the New York State Department of Financial Services (“NYSDFS”), which maintains a permanent presence at our New York office and conducts targeted examinations on a rolling basis. The Office of the Comptroller of the Currency (“OCC”) examines our National Trust Companies and the Cayman Island Monetary Authority (“CIMA”) examines our Cayman Trust Company. Various BBH product areas, including transfer agency and BBH’s mutual funds and investment advisor to the mutual funds, are subject to regulation and examination by the U.S. Securities and Exchange Commission (“SEC”). BBH is also a member of the Financial Industry Regulatory Authority (“FINRA”) and FINRA conducts examinations of BBH’s securities-related activities. BBH’s non-U.S. subsidiary companies are also regulated by authorities in their local jurisdictions, including the Central Bank of Ireland (“CBI”), Financial Conduct Authority (U.K.) (“FCA”), Commission de Surveillance du Secteur Financier (Luxembourg) (“CSSF”), Securities and Futures Commission (Hong Kong) (“SFC”) and Financial Services Agency (Japan) (“FSA”).

Examinations that took place in 2015 included those conducted by the NYSDFS, OCC, FINRA, SEC, CSSF, CBI, FSA and CIMA. Any observations/recommendations have either been addressed or are being addressed within expected target dates.

External Auditor Oversight and Reporting

On a semi-annual basis, BBH’s external auditor, PricewaterhouseCoopers (“PWC”), conducts an independent review of BBH’s internal controls relevant to fund clients’ internal controls over financial reporting. PWC reports are prepared in accordance with AT Section 801, Reporting on Controls at a Service Organization (“SSAE 16 Reports”), established by the American Institute of Certified Public Accountants and the International Standard on Assurance Engagements (ISAE) 3402

issued by the International Auditing and Assurance Standards Board.

The SSAE 16 Reports describe certain controls at the Firm applicable to the processing of transactions related to Custody, Securities Lending, Fund Accounting, Fund Administration, Transfer Agency and Information Technology services that may be relevant to a user organization’s internal control as it relates to the audit of financial statements for clients serviced in the United States, Luxembourg, Poland, and Ireland.

The current SSAE 16 Reports are provided as an appendix with this report. The SSAE 16 Reports contain unqualified opinions issued by PWC.

On an annual basis, PWC prepares a report describing certain Custody, Securities Lending, Fund Accounting, Fund Administration, Transfer Agency and Information Technology controls at the Firm applicable to funds registered and serviced in the United States subject to Rule 38a-1. Non-registered funds (specifically, private and offshore funds) serviced in the United States and funds serviced in Luxembourg and Ireland are not included in the scope of this report. The report does not encompass all aspects of the services provided or procedures followed by the Firm, such as the process for fair valuation of securities, non-custodial cash and position reconciliations and offline processing related to accounting for certain asset types and client specific requirements. Only instruments processed online (i.e., processed on the Custody, Securities Lending, Fund Accounting, Transfer Agency and Fund Administration systems) are included in the scope of this report. The report is prepared in accordance with the guidance contained in the American Institute of Certified Public Accountants Statement of Position 07-2, “Attestation Engagements That Address Specified Compliance Control Objectives and Related Controls at Entities That Provide Services to Investment Companies, Investment Advisers, or Other Service Providers.”

The PWC Annual Independent Examination Report for the period October 1, 2014 through September 30, 2015 was issued on January 5, 2016. The report is provided as an appendix to this report. PWC issued an unqualified opinion in connection with the report.

SECTION III

Summaries of Firm-wide Compliance Policies

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

Section III – Summaries of Key Firm-wide Compliance Policies

BBH memorializes its firm-wide compliance policies in an online Compliance Manual, which is accessible to all personnel of the Firm on the “Compliance Portal.” In addition to the Compliance Manual, policies and procedures are implemented via an employee handbook, line of business policies and procedures and other documents, which are also available online or in the relevant business groups.

Firm-wide compliance policies and procedures are prepared and maintained by Compliance in consultation with OGC, ERM and the relevant lines of business, including Systems. Compliance policies are first vetted with the Compliance and Anti-Money Laundering Review and Evaluation Committee (“CARE”) for input from the Firm’s lines of business and then submitted for review and approval by the Governance, Risk and Compliance Oversight Committee. Implementation issues are discussed at CARE.

Below are summaries of BBH’s key firm-wide compliance policies, including any important changes to the policies during 2015.

(1)	SUPERVISION & OVERSIGHT

CODE OF ETHICS AND PROFESSIONAL CONDUCT (“CODE”)

The Code sets forth the Firm’s overarching standards for ethical and professional conduct for BBH personnel and its subsidiaries. BBH personnel are responsible for upholding the highest ethical and professional standards and must adhere to the Code to help ensure they abide by applicable regulatory requirements. They are also responsible for understanding the legal and policy requirements that apply to their jobs and reporting any suspected violations of law, the Code or Firm policy.

The Code addresses a broad spectrum of business activities, practices and procedures and sets out basic principles that are intended to guide BBH personnel and ensure that they conduct themselves in accordance with the Code and avoid even the appearance of improper, unethical, or unprofessional behavior. Sections of the Code include, without limitation: Conflicts of Interest; Confidential Information; Interactions with Government Personnel, Political Activities and Lobbying Requirements; Discrimination, Harassment and Bullying; Manipulative and Deceptive Devices; and Gifts, Entertainment and Personal Remuneration.

BBH personnel are also subject to the Statement of Principles intended to provide guidance for handling a broad spectrum of matters. Matters include: (i) placing the interest of clients first; (ii) ensuring that they maintain independence in the investment decision-making process; and (iii) acting professionally while on BBH premises or conducting BBH business. The Code requires personnel to immediately report questionable or improper business practices or fraud. Such reports or any complaint can be reported anonymously and confidentially through MySafeWorkplace, a third party online reporting system, or by calling an employee hotline 24 hours a day, seven days a week. Failure to report such matters constitutes a violation of the Code and/or other applicable BBH policy. BBH prohibits and will not tolerate any retaliation or threatened retaliatory action against BBH personnel for making a good faith report of an apparent or possible violation of the Code or any other BBH policy. Similarly, BBH personnel who discourage or prevent another person either from making such a report are subject to disciplinary action.

BBH’s Code is designed to be read in conjunction with BBH’s Personal Trading and Insider Trading Policies, among other policies. The nature of the Firm’s business may result in BBH personnel acquiring confidential information about our clients, prospects, and public companies. These policies and procedures are designed to provide additional controls with respect to the Firm’s Code and Confidentiality Policy.

WHISTLEBLOWER POLICY

The BBH Whistleblower Policy establishes guidelines for whistleblower claims. BBH personnel must adhere to the Whistleblower Policy, in addition to the Code. Under the Whistleblower Policy, personnel with knowledge of possible violations of law, regulation or BBH policy are encouraged to immediately report such matters to BBH, including to a manager, Compliance, the General Auditor or anonymously through MySafeWorkPlace. The Whistleblower Policy prohibits any retaliation or threatened retaliation against a whistleblower.

SENSITIVE POSITION ABSENCE POLICY

This policy is designed to minimize the opportunity for BBH personnel in sensitive positions to engage in wrongful conduct, including, but not limited to, affecting the accounts or books and records of BBH or our clients. This policy is considered an important safeguard largely because perpetration of wrong-doing or fraud usually requires the constant presence of the perpetrator in order to manipulate records, respond to inquiries and otherwise prevent detection.

CORRECTIVE ACTION POLICY

This policy ensures that serious violations of policy are escalated and handled in an appropriate and consistent manner.

CONFLICTS OF INTEREST POLICY

This policy addresses conflicts of interest that may arise in the course of BBH’s business activities. BBH’s policy requires that all personnel manage, and where appropriate, mitigate or prevent, business conduct and practices that may pose conflicts among the interests of BBH, its employees and partners and clients. The policy outlines the means by which BBH personnel can manage or escalate any conflict or potential conflict of interest as appropriate. The policy also requires that each line of business identify and record the conflicts of interest, including potential conflicts of interest, specific to the line of business and the mitigating controls and escalation procedures that are in place. The policy requires Compliance to periodically review and monitor the adequacy of those records, controls and procedures.

In addition to the Conflicts of Interest Policy, the Firm has additional policies and procedures that are designed to address firm-wide conflicts of interest that present compliance risks. These are summarized below.

Anti-Corruption Policy

This policy sets forth the standards for the Firm’s compliance with anti-bribery laws, including the Foreign Corrupt Practices Act (“FCPA”) and the UK Bribery Act. It requires that BBH personnel obtain pre-approval for expenditures involving government officials. The policy sets forth guidance on risk areas such as gifts and entertainment, travel, training and hiring and provides a framework for escalation and review.

Effective February 2015, BBH renamed the Anti-Bribery and FCPA Policy to the Anti- Corruption Policy to more accurately reflect its global focus. From time to time, clients may request that BBH provide training to their employees. To the extent such client is a government official, the revised policy allows BBH, after pre-approval, to provide reasonable training and related meals and entertainment, but not travel or lodging expenses. Training must be substantive and not excessive in value, and its receipt by the government official must comply with local requirements in the client’s jurisdiction. The revised policy also clarifies that the U.K. Bribery Act prohibits bribery of government officials as well as other private parties.

Effective January 2016, BBH revised the policy to prohibit the hiring of persons related to government officials or BBH clients without documentation that supports the candidate is fully qualified for the role, or if there is an appearance that the offer is designed to obtain business from the government or client. BBH’s employment applications now asks a question regarding family relationships between applicants and any government official (applications previously inquired whether the candidate is related to a BBH client). Affirmative responses will be vetted by the Firm’s Anti-Corruption Officer, as well as LOB Risk Management, Compliance, and Human Resources, to ensure that the candidate is qualified for the role and that there is no appearance of a quid pro quo involved.

Charitable Contributions Policy

This policy requires that BBH personnel seek and receive pre-approval prior to making a commitment for any charitable contribution in the name of BBH. The policy is intended to enable personnel to give to charitable causes without creating any actual or perceived improper influence over the judgment of others, creating conflicts or reputational harm. The policy includes information on: (1) different types of contributions (i.e., in the name of BBH, whether Firm or personally funded); (2) necessary approvals for different types of contributions at various amounts of giving; (3) guidelines for solicitation of contributions by BBH Personnel; and (4) use of the BBH brand.

Client Complaints Policy

This policy requires all BBH personnel to promptly report client complaints, which include a written communication from a client that alleges wrongdoing regarding a BBH employee or BBH product, to Compliance. Compliance maintains a client complaint log and is responsible for reporting to applicable regulators as appropriate.

Gifts, Entertainment and Other Non-Cash Compensation Policy

This policy requires all gifts and entertainment given or received by BBH personnel that relate to BBH business or prospective business be recorded in the BBH Gifts and Entertainment System in MyComplianceOffice, which is an online tool maintained by Compliance. Gifts and entertainment are defined broadly, and the policy prohibits the giving and receiving of any cash gifts and places limits on gifts and entertainment above which pre-approval is required. More restrictive limits and pre-approval are typically required for any gift or entertainment involving a government official.

Effective January 2016, the Gifts, Entertainment and Other Non-Cash Compensation Policy was updated to reflect new threshold amounts for gifts and entertainment (“G&E”) received. The policy now (1) establishes specific dollar threshold amounts for pre-approval of G&E received from a single party, rather than applying a subjective standard (e.g., usual/customary, not lavish or frequent); (2) provides for pre-approval of the receipt of G&E involving restricted parties; (3) clarifies that transportation services (e.g., car service or jet travel) provided by clients or vendors constitutes G&E and must be reported accordingly; and (4) provides practical guidance on how to handle situations where it may be awkward to not accept an offered gift or entertainment.

Lobbying Policy

This policy requires each line of business to obtain pre-clearance for the solicitation of BBH products and services to specified state and municipal pension funds.

Outside Business Activities and Directorships Policy

This policy requires the disclosure and pre-approval from management and Compliance of BBH personnel participating in outside business activities, including directorships. It also provides guidance on the requirements, approval and disclosure of outside business activities for all BBH personnel.

Political Contributions Policy

This policy requires BBH personnel to receive Compliance approval prior to making contributions to state or local political candidates, parties, committees or government officials or sponsoring events on behalf of all political candidates, parties, committees or government officials.

Regulatory Reporting Requirements Policy

This policy requires all BBH personnel to report specified regulatory and civil actions and criminal charges and convictions to Compliance.

(2)	RISK ASSESSMENT AND TESTING

COMPLIANCE RISK ASSESSMENT POLICY AND COMPLIANCE RISK TESTING POLICY

The Compliance Risk Assessment Policy details the approach to identifying and assessing compliance risk globally for the Firm. The policy requires the development and maintenance of Compliance Risk Assessments (“CRA’s”) to identify and assess the key compliance risks across each line of business and/or business activity of the Firm. Compliance is responsible for maintaining and updating the CRA’s, with support from Risk Management and OGC. Compliance monitors the relevant laws, regulations, rules, regulatory guidance and other relevant sources for matters that may affect the CRA’s. Compliance risks are assessed on an inherent and residual basis and rated according to risk severity.

The Compliance Risk Testing Policy details BBH’s framework for reviewing compliance risk across the Firm globally. The policy requires the preparation of an annual Compliance Monitoring Plan (“CMP”) based on the risks set forth in the CRA’s. Compliance utilizes the CMP to conduct its reviews of compliance risk. The reviews are intended to ensure compliance controls, including policies and procedures, are reasonably designed to detect and prevent violation of applicable law, regulation or and/or policy and are enhanced where needed in light of regulatory developments, changes to business activity, or other issues. Reports summarizing the results of the Compliance reviews are made to senior management, Risk Management and Internal Audit and recommended enhancements are tracked to ensure implementation. The Governance, Risk and Compliance Oversight Committee reviews the CRA’s and CMP at least annually.

RISK AND CONTROL SELF ASSESSMENT POLICY

The Risk and Control Self Assessment (“RCSA”) Policy is designed to ensure that firm-wide standards are maintained for the: (i) identification and assessment of risks; (ii) evaluation of associated controls; and (iii) development of action plans. The policy provides detail on firm-wide RCSA reporting requirements, including the monitoring and tracking of control gaps and action plans.

ROLES AND RESPONSIBILITIES REGARDING COMPLIANCE RISK

The Roles and Responsibilities Regarding Compliance Risk Policy sets the framework for the identification, assessment and monitoring of compliance risk globally for the Firm. Compliance risk is defined as the risk of legal or regulatory sanctions, material financial loss, or loss to reputation that may be suffered as a result of failure to comply with laws, regulations, rules, related self-regulatory organization standards, and codes of conduct applicable to its financial activities. The policy requires all BBH personnel to become familiar and comply with laws, rules, regulations, regulatory guidance and BBH policies that relate to their line of business activities and job responsibilities.

(3)	INTERNAL CONTROL CERTIFICATION

COMPLIANCE AND INTERNAL CONTROL CERTIFICATION AND SUPPORT POLICIES

BBH provides compliance and internal controls certification support to our fund clients. Compliance support includes the provision of this annual report, including an independent examination of key compliance control objectives and related controls, and periodic certification letters. Support with respect to internal controls relevant to fund internal control over financial reporting includes the provision of a semi-annual SSAE 16 Report (as defined in Section II of this report), covering controls relevant to funds’ internal controls over financial reporting, as well as quarterly certification letters discussing our control environment.

Prior to issuing representation letters to our clients, the letters are vetted by BBH’s Internal Review Committee (“IRC”). IRC is comprised of various disciplines within BBH, including Compliance, OGC, Internal Audit, Risk Management, Service Delivery, Fund Administration, Fund Accounting, Securities Lending, Client Service Group and Relationship Management. IRC meets monthly to discuss and review internal controls, policies, and procedures relating to BBH Custody, Securities Lending, Fund Administration, Fund Accounting and Transfer Agency services, as well as any client- specific matters. In advance of each IRC meeting, the client service managers responsible for the funds to be reviewed complete and submit a detailed questionnaire to the IRC, indicating whether there were any errors, omissions, or other service or compliance-related issues impacting the relevant funds during the prior fiscal quarter. The findings of IRC form the basis for the representation letters issued to clients and provide a means of oversight for Compliance and other control functions.

(4)	FRAUD

ANTI-MONEY LAUNDERING POLICY

The Firm has an anti-money laundering and “know your customer” program (“AML Program”) consistent with applicable anti-money laundering laws and regulations, including the USA PATRIOT ACT, relating to the prevention of money laundering, terrorist financing, and related financial crimes. The Firm’s AML Program includes: (i) written policies and procedures regarding the verification of the identity of customers, personnel training and the reporting of suspicious activity in customers’ accounts; (ii) a designated compliance officer to administer and oversee the AML Program; (iii) an ongoing training program; and (iv) periodic reviews by Internal Audit and Compliance to test the effectiveness of the AML Program. Employees are trained on the Firm’s anti-money laundering policies and procedures when they join BBH and annually.

GLOBAL SANCTIONS POLICY

The Global Sanctions Policy sets forth the framework for BBH’s sanctions process. The policy is designed to ensure that the Firm complies with applicable regulatory and legal sanctions requirements and avoids any potential appearance of impropriety in connection with the application of sanctions.

Under the oversight of the AML Oversight Committee, BBH’s AML and Sanctions Compliance Department (“AML-C”) enhanced various aspects of BBH’s AML and Sanctions compliance program. In 2015, AML-C introduced an enhanced annual global AML and Sanctions risk assessment, the results of which will be socialized during the first quarter of 2016. In addition, the AML Program is continually enhanced and updated as warranted by regulatory and industry expectations. During 2015, the AML Program’s written policies and procedures in the following areas were enhanced or introduced: Statement of Principles Regarding AML and Sanctions, Risk Assessment Methodology, Quality Testing Procedures, Special Focus Client Procedures and Increased Risk Review Procedures, among others. In addition, AML-C made substantial enhancements to its transaction monitoring, sanctions controls and data governance systems, as well as substantially increased the size and expertise of the overall AML-C team. Finally, BBH continued to provide targeted training and educational materials supporting the AML Program.

GLOBAL ANTI-FRAUD POLICY

The objective of the Global Anti-Fraud Policy is to deter fraud by providing a framework for the firm-wide identification and reporting of fraud. The policy establishes roles and responsibilities for managing Fraud Risk at BBH, which include BBH’s Senior Fraud Officer, Jurisdictional Fraud Officers, senior management and other BBH personnel. The Senior Fraud Officer is responsible for the implementation of the policy, including development and implementation of a fraud training program and evaluation of possible instances of fraud. The policy is subject to periodic review by the Firm’s Internal Audit Department.

(5)	PERSONAL TRADING

PERSONAL TRADING POLICY AND INFORMATION BARRIER AND INSIDER TRADING POLICY

BBH maintains a Personal Trading Policy and an Information Barrier and Insider Trading Policy for all personnel. The nature of the Firm’s business may result in BBH personnel acquiring confidential information related to our clients, prospects, and public companies. These policies are designed to provide additional controls with respect to the Firm’s Code and Confidentiality Policy. BBH personnel are required to maintain personal securities accounts at designated brokerage firms. Certain BBH personnel are subject to enhanced scrutiny, trade pre-clearance and holding period requirements.

Violations of policy, including the Firm’s Personal Trading Policies and Information Barrier and Insider Trading Policy, that create regulatory or reputational risk for the Firm are reviewed by the Disciplinary Action Committee and are recommended for corrective action pursuant to the Corrective Action Policy. The Disciplinary Action Committee is comprised of senior managers from Compliance, Human Resources, OGC and the relevant lines of business.

Effective January 2015, BBH combined two Personal Trading Policies (Personal Trading Policy All BBH Personnel and Personal Trading Requirements for Authorized Insiders and Access Persons) into one comprehensive policy. The revised Personal Trading Policy combines the above mentioned policies and provides a comprehensive description of the Firm’s personal trading requirements. The policy was updated to include that standard employees (as defined in the policy) will not be required to pre-clear transactions in BBH proprietary registered mutual funds. It was also updated to reflect that excessive personal trading activity during business hours constitutes a conflict of interest between BBH personnel and the Firm and that accordingly, such activity is expressly prohibited under the revised Personal Trading Policy.

PRIVATE SECURITIES TRANSACTIONS POLICY

This policy addresses reporting obligations and procedures for private investments. The policy sets forth what is considered to be a reportable private securities transaction, the procedure for reporting and getting approval of a private securities transaction and when a private securities transaction may trigger reporting as an outside business activity.

(6)	COMMUNICATIONS

PUBLIC COMMUNICATIONS POLICY

This policy sets forth the requirements and standards applicable to the creation, approval and use of firm public communications. The policy is designed to achieve compliance with applicable laws and regulations, as well as principles of good faith and fair dealing.

SOCIAL MEDIA COMPLIANCE POLICY

This policy is designed to establish risk-based standards and required approvals for communicating with clients or prospective clients through social media. The policy provides that all business communications through approved social media must adhere to the standards set forth in BBH’s Public Communications Policy.

(7)	TRAINING

COMPLIANCE TRAINING POLICY

This policy requires Compliance to develop annual and specialized training designed to educate BBH personnel about compliance obligations and risks. BBH personnel who do not complete required training may be subject to disciplinary action, including performance rating reductions and compensation adjustments. Training is required at least annually. All BBH personnel are required to certify annually, among other things, that they have received, read and understand the Firm’s compliance policies and procedures.

In 2015, BBH updated the Compliance Training Policy to include that new hires are not required to repeat courses that they have successfully completed during the New Hire Training. Enhancements to the policy also include that all Active Partners are required to participate in mandatory Annual Compliance Training and that Retired General Partners and Limited Partners who perform a role on behalf of BBH that involves access to sensitive information, or managing an aspect of BBH business, will receive customized training. The Compliance Training Policy now further defines the specific roles and responsibilities of BBH personnel, Human Resources, and the Compliance Department and provides for additional clarification on consequences of non- compliance, including escalation procedures.

(8)	BOOKS & RECORDS

RECORDS MANAGEMENT POLICY

The Records Management Policy (“RMP”) describes the approach and methodology that BBH adheres to in maintaining an effective Records Management program. The Records Management program at BBH is designed to ensure that records are retained and/or destroyed according to appropriate retention and destruction schedules in order to meet business requirements and to comply with applicable record retention laws and regulations. Adherence with the RMP is the responsibility of each line of business. BBH has appointed a Records Manager with responsibility for monitoring developments in the records management area from an industry best practice as well as a regulatory perspective, and for coordinating implementation of enhancements to BBH’s RMP on an on-going basis. The Records Manager is part of BBH’s ERM Department. BBH utilizes an on-line system to maintain a catalog of all record types, an appropriate retention period for each, and location where they are stored (e.g., off-site archives, shared systems, employee-controlled hard copy). The Records

Manager is responsible for overseeing destruction of any records that have been determined to be appropriate for destruction, and maintaining the program’s control environment.

(9)	REGULATORY INQUIRIES

REGULATORY CONTACT POLICY

This policy requires all regulatory inquiries to be reported to Compliance or ERM. Compliance and ERM work closely with the OGC and the applicable line of business to respond to regulatory inquiries. ERM maintains a database that provides firm-wide reporting to senior management on the status of all regulatory examinations, including findings and responses.

SECTION IV

Data Privacy, Confidentiality, Information Security and Business Continuity Planning

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

Section IV – Overview of Data Privacy, Confidentiality, Information Security and Business Continuity Planning

BBH also maintains firm-wide compliance policies and programs covering Confidentiality, Data Privacy, Data Loss Prevention, Information Security (a.k.a. Cyber Security) and Business Continuity Planning. Below are summaries of those policies and programs.

DATA PRIVACY POLICY AND CONFIDENTIALITY POLICY

BBH is committed to the protection and privacy of the data and personal information (defined as any information that is provided to BBH that can be associated with a natural person (“Personal Information”)). Confidential information is client and BBH information that is not publically available. BBH’s Confidentiality Policy requires the reporting of actual or suspected incidents where confidential information may have been improperly shared.

The Firm’s Data Privacy Policy requires that information collected, whether it is client or employee related, should be handled with the utmost care, client/prospect information cannot be shared with third parties, except at the direction or with the consent of the client/prospect and appropriate protections are in place to safeguard the information, or as otherwise permitted or required by law. Actual or attempted privacy breaches should be promptly reported to the Privacy/Data Protection Officer. Access to confidential information should be granted only for the performance of specific duties and confidential information should not be removed from the office unless appropriate authorization has been given and it is properly secured.

DATA LOSS PREVENTION POLICY

The Data Loss Prevention Policy describes the standards for BBH Personnel regarding the implementation and use of email monitoring systems used to assess and minimize risk of data loss. In an effort to protect BBH, our employees, and our clients, outbound emails sent from BBH email addresses are monitored across the Firm to ensure confidential information is not disclosed inappropriately. All monitoring is conducted in accordance with local laws.

INFORMATION SECURITY MANAGEMENT POLICY (“ISM PROGRAM”)

BBH’s Systems Department maintains an ISM Program that employs industry practices, procedures, methods and tools to protect client and BBH’s information assets from unauthorized access, modification, destruction, or disclosure, whether by accident or design. The ISM Program is developed and maintained by a centralized team within Systems, which coordinates with the Firm’s Privacy/Data Protection Officer, Compliance and the lines of business globally to maintain and enhance information security policy and procedures.

Through a variety of controls, including passwords, firewalls, and defensive software programs, the ISM Program limits access to BBH websites and networks. Information security measures include encryption and controlled access to systems and data. Access to client data and the systems that contain the data are granted to personnel based on the minimum level of access required to perform their business functions. Pre-authorized security coordinators located within each business line submit access requests to the ISM team through an online database. The ISM team validates the request based on predefined procedures, which ensure management approval is obtained before granting access. In addition, ISM coordinates with Human Resources to ensure that access for terminated personnel is withdrawn.

Data is stored on systems that are protected by secure network architectures that contain appropriate logical and physical network segmentation and are monitored for activity and controlled using technologies such as firewalls and intrusion detection systems.

From a physical perspective, identification cards restrict physical access to sensitive areas and mobile devices are secured through means of software and physical security controls such as locks and tracking devices. BBH personnel internet and e-mail usage is managed and monitored to ensure compliance with BBH policies. Security log data is reviewed for unauthorized access attempts across platforms.

BBH also maintains an Identity Theft Prevention Program (“ITP Program”) that is tailored to reflect the primarily institutional nature of its business. BBH does not issue debit or credit cards and typically does not use consumer reports. The ITP Program is designed to identify, detect and respond to patterns, practices or specific activities that could indicate identity theft as required by the Federal Trade Commission’s Red Flags Rules under the FACT Act of 2003 (“FACTA”). The ITP Program incorporates various BBH policies and procedures designed to detect, prevent and mitigate identity theft.

BBH is committed to preserving and maintaining the confidentiality and security of our client’s data. Towards that end, BBH has a robust information security environment, vulnerability management, and threat management program in place. We use best of breed of technology and closely follow National Institute of Standards and Technology publications for network architecture.

Cyber security is the various technologies, processes and practices designed to protect networks, computers, programs and data from attack, damage or unauthorized access.

Core components of the Cyber Program:

•	Application Security

•	Information Security / Data-centric Security

•	Network Security

•	Prevention and Incident Response Planning

•	User Training and Awareness

•	High-privilege user and application access monitoring and anomaly detection

•	Monitor, Detect, and Assess Suspicious Access Pattern

BBH has an extensive vulnerability management program where all systems are monitored, scanned, and required to be patched to avoid vulnerabilities. Along with patches, we run antivirus products on our systems which are updated with the latest signatures. BBH implemented a correlation engine where it is fed from systems including Firewalls, IDS, IPS, Antivirus logging and vulnerability scanners. This event correlation system is monitored real time and our Network Operations Center monitors real time alerts.

As part of our Business Continuity Planning program, we test recovery of our information security environment at minimum semi-annually. In addition to our vulnerability management program and continuous monitoring, BBH has a network vulnerability management and penetration tests performed annually by a third party.

Detection/Monitoring

BBH has security tools and infrastructures in place to detect, prevent and report on attempted security attacks or breaches. Monitoring tools and reports are reviewed daily and, in the case of a potential breach, appropriate escalation and measures are put into effect to respond to such an attack.

Monitoring tools and reports are reviewed daily and audits are performed by both internal and external groups to review and test our processes. SSAE 16 audits are performed semi-annually.

BUSINESS CONTINUITY PLANNING POLICY (“BCP PROGRAM”)

BBH’s BCP Program is developed and maintained by a dedicated team within the BBH Systems Department. The BCP Program is a firm-wide, ongoing initiative that includes but is not limited to: implementing preventative measures, ongoing risk management, recovery planning for all systems and business units, testing of plans, BCP training for senior management, business unit planners and all employees, and event management.

The BCP Program utilizes a three-prong approach that supports planning for systems,

office and business unit recovery. The systems recovery plan includes all hardware, software, market data, and communications based on the business requirements and assigned critical rating of the operation. The office recovery plan outlines the plans for alternative work sites, relocation of staff, and elaborates the processes that will be conducted at each location. Each BBH office is assigned a primary and secondary recovery location, which is usually another BBH office that is within 45 minutes travel time from the primary office. The BCP Program also provides for a tertiary backup facility with a third party recovery provider that reserves space and equipment for BBH at their locations. Business unit plans define the team members or their backups who are to be on site, as well as the tools needed to support the rapid resumption of business activities. BBH leverages common business units across geographic locations to further minimize recovery timeline and to provide continuous client and operational support.

In order to ensure the safety and integrity of our clients’ records, BBH employs the latest technologies such as data mirroring, redundant equipment, alternate communication paths, voice forwarding, automated notification systems and a formalized plan documentation package. Recovery facilities are tested on a platform or unit basis to include cross system integration wherever necessary. BBH generally tests various elements of its recovery procedures several times a year.

The BCP Program can be accessed on BBH’s intranet (either at work or remotely) by all personnel. Each employee also has a personalized “My BCP” plan accessible through the site as well. BCP personnel training and attestations are required as part of the BCP Program.

In 2015, BBH conducted BCP testing of various test scope and objectives. Recovery facilities were tested on a platform or unit basis to include cross system integration wherever necessary. Testing was performed on three different levels: Application/Systems contingency testing (by platform and systems; Operational Contingency (which includes structured walkthrough of plans and transferring business processes from one BBH location to another); and Site Contingency (semi- annual or annual inspection and testing of all contingency sites, which includes annual site inspections).

BBH’s latest systems test was conducted in October 2015, and this test included systems, site and operational contingency components. All test objectives were met in the October test event. All test results are documented and reviewed by internal and external auditors and distributed to senior management, the Chief Information Officer and BCP Management.

SECTION V

Principal Client Service Areas

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

Section V – Principal Client Service Areas

The principal client service areas covered in this report are Global Custody, Securities Lending, Fund Accounting, U.S. Fund Administration, U.S. Investment Tax Services and U.S. Transfer Agency.

These products and services are conducted largely through automated systems where programmed checks and proofs are performed systematically and any breaks or failures to reconcile are reported, investigated and resolved pursuant to policies and procedures. Where applicable, the systems, and the books and records generated by the systems, are programmed to comply with applicable securities law requirements. BBH’s systems development and implementation protocols incorporate the    following control standards:

•	relevant legal and regulatory requirements

•	industry standards for reporting frequency and format

•	customized client rules and criteria

•	schedules of reconciliations and proofs

•	identification and notification of exceptions

•	control of access to data and functions by password

•	automated retention of data and records in certain systems

GLOBAL CUSTODY SERVICES

Safekeeping of Assets

The Firm acts as a domestic and foreign custodian for mutual fund clients governed by written contracts in accordance with Section 17(f) of the Investment Company Act and Rules 17f-1, 17f-4, 17f-5 and 17f-7 thereunder. Services include safekeeping of securities, collection of income and stock dividends, handling of subscriptions and exchanges, maintenance of related bank accounts, monitoring disbursements and receipts for purchases and sales of securities as both custodian and broker, and the periodic preparation of statements itemizing principal and income transactions and listings of securities held.

Safekeeping of client assets and other custody services are delivered through a number of integrated automated systems. The industry Global Straight-Through Processing initiatives of recent years have further decreased the number of manual processes and interventions. The Firm is a participant in the Depository Trust Company, Clearstream, Euroclear, the Clearing House Interbank Payment System and the Society for the Worldwide Interbank Financial Telecommunications. All of these organizations impose standard operating protocols on their participants.

There are regular and frequent reconciliations among various subsystems dealing with income, corporate actions, purchase and sale of securities, cash systems, and others. Any inconsistencies and break reports are reviewed and reconciled on a timely basis. In addition, account statements are delivered to clients for review and statements and daily records are accessible via BBH’s secure client website, BBH Worldview. As a result, any inconsistencies with client records are expected to be identified promptly.

Actions on client accounts are taken only in accordance with authorized client instructions. The client designates authorized persons from whom BBH may take instructions and provides signatures of those individuals.

Client transaction instructions are generally entered into our systems by the client with limited manual intervention at BBH (i.e., straight-through processing). Where manual entry is necessary,

control procedures are in place to ensure proper origination of the instruction and verification that instructions have been processed accurately and completely.

Physical assets placed in our vaults are handled in accordance with policies and procedures that require written receipt and release instructions (hard copy or electronic) from our client and duality protocols.

Global Custody Services (“GCS”) policies and procedures are memorialized in line of business best practices, as well as within the Custody Client Guide, housed within BBH Worldview. GCS best practices are accessible online through a secure intranet portal maintained by designated GCS team members. At least annually, team members are required to review the current best practices and certify their understanding of them. The Firm’s Internal Audit and Compliance teams review GCS policies and procedures in conjunction with examinations of the group.

Global Sub-Custodian Network Management

Arrangements with securities depositories and sub-custodians are governed by client contracts that are consistent with Section 17(f) of the Investment Company Act of 1940 and Rules 17f-4, 17f-5 and 17f-7 thereunder. Currently, BBH’s global custody network includes 94 markets and more than 150 sub-custodians. BBH employs a non-captive, multiple provider sub-custodian bank strategy, where possible. Our strategy of appointing multiple sub-custodians in markets provides us with risk diversification, contingency planning as well as a statistical comparison between service providers, and multiple information sources.

BBH’s Network & Counterparty Relationship Management Group (“Network Management”) is comprised of 18 professionals. The group has representatives based throughout the Firm’s global offices in order to increase depth of intellectual capital and provide coverage throughout multiple time zones. Network Management is divided into three pillars aligned with how the group interacts with key constituents. The Bank Relationship Management team focuses on sub-custodian strategy and service provider evaluation and ongoing monitoring. The Risk & Compliance team performs a centralized risk management function and is responsible for the assessment and management of the group’s compliance and risk matters, including policies, procedures and controls. The Markets Product team is responsible for providing in-depth market knowledge and expertise to clients, and for the maintenance of all the informational products available to clients on BBH’s secure, online portal, BBH WorldViewTM.

Network Management maintains policies and procedures with respect to the activities of the group, including policies and procedures with respect to the appointment and monitoring of sub-custodians, risk analysis of foreign securities depositories, the preparation of market intelligence reports, including Global Updates and the Central Depository Handbook (17f-7 risk analysis reports), and the preparation of quarterly Foreign Custodian Manager reports. Network Management’s policies and procedures are maintained by the group’s Risk & Compliance team, and are available to all Network Management staff. Network Management’s policies and procedures are reviewed at least annually and changes are approved by the group’s dedicated risk manager. Changes to policies are also approved by BBH’s Policy Review and Approval Committee. The Firm’s Internal Audit and Compliance teams review Network Management’s policies and procedures in conjunction with examinations of the group.

BBH’s sub-custodian appointment and monitoring policies and procedures require that a full due diligence review is conducted on all sub-custodians, which includes reviews and assessments of the risks associated with employing a bank for custody provision from an operational, legal/regulatory and financial perspective to ensure adequate protection for the assets held by the bank. Policies and procedures establish ongoing, robust processes for conducting reviews of the sub-custodian bank’s general reputation and standing, creditworthiness and financial health, controls and procedures, service level commitment and responsiveness, commitment to the industry, commitment to automation and business continuity preparedness.

Policies and procedures also require that all arrangements are documented in written contracts meeting the requirements of Rules 17f-4, 17f-5 and 17f-7, as applicable, and approved by the Firm’s OGC. Finally, all appointments to the sub-custodian network are subject to senior management oversight and approval by BBH’s responsible oversight committee: Institutional Risk and Credit Committee.

GLOBAL SECURITIES LENDING

The Firm offers customized securities lending solutions to clients who maintain a custody relationship with the Firm and those with assets held at other custodians. BBH’s Global Securities Lending (“GSL”) group is comprised of more than 75 professionals globally. The group has dedicated teams in the following service areas: trading, regulatory and risk management, relationship management, business development, legal and service delivery. GSL is also supported by the Firm’s Systems Divisions and Securities Lending Services (a division of Service Delivery). The GSL group maintains policies and procedures governing their activities. Key policies include those relating to:

•	New Client Administration

•	Account Authorizations and Instructions

•	Cash Collateral Reinvestment

•	Daily Mark-to-Market

•	Automated Loan Queue and Allocation

•	New Markets and Asset Types

•	New Borrower Approval

•	Conflicts of Interest

•	Risk Management

GSL policies and procedures are available online to all GSL staff. GSL policies and procedures are reviewed at least annually and changes are approved by business and risk managers as appropriate. The Firm’s Internal Audit and Compliance teams review GSL policies and procedures in conjunction with examinations of the group.

FUND ACCOUNTING SERVICES

The principal activities BBH provides to Fund Accounting Services (“FAS”) clients relate to calculating the net asset value per share (“NAV”) and maintaining financial and portfolio accounting records that will be used in the development of periodic fund financial statements and other reporting. These services are performed in accordance with written policies and procedures through automated and integrated processing and reporting systems. The policies, procedures and systems are structured to assist clients in complying with Rules 2a-4 and 5b-1 under the Investment Company Act of 1940, Section 31 of the Investment Company Act of 1940 and Rules 31a-1 through 3 thereunder, as well as Rule 204-2 under the Investment Advisers Act of 1940. The fund records are maintained in accordance with accepted SEC and industry standards and practices with regard to accuracy and timeliness of information. These records are retained according to governing rules and client agreements and are available to the client upon request.

Primary FAS activities and functions include: (i) processing client security transactions to the FAS system, STAR; (ii) reconciliation of capital stock activity between STAR and the transfer agent files;

(iii) processing of income and expenses within STAR; and (iv) valuation of the fund portfolio and calculation of NAV.

Investment Activity

Client-provided security transactions are uploaded from Global Transaction Processing System, the Firm’s custody record system, to STAR, or manually entered into STAR by a fund accountant in accordance with client instructions. Client-provided currency hedge transactions instructed via SWIFT or FX Worldview are systematically processed to STAR. Manual hedge transactions are entered directly into STAR by the fund accountant in accordance with client instructions. Client instructions are manually or systematically examined to confirm they have been received from an authorized source. Manually entered securities may include certain derivative transactions, such as interest rate, cross currency, total return and credit default swaps, which are received via fax from the client or authorized agent. Manually processed transactions require dual review prior to NAV finalization.

The Firm receives automated feeds of asset data from vendors. Security Reference Manager (“SRM”) records are automatically created or modified in STAR once automated edit and validation checks are satisfied. SRM records may also be created or modified manually by the Information Management team within Service Delivery. Each manually updated SRM record is subject to secondary review.

Trade settlement is confirmed by the Firm’s Custody operations via a sub-custodian or depository. Various on-line edit checks in STAR validate the completeness and accuracy of required data fields (e.g., trade date, trade price and broker name) for all automated and manual portfolio transactions. Rejected trades are reviewed, updated and processed by a fund accountant. The fund accountant’s employee identification and the date and time of the edit are recorded in STAR. All rejected transactions require independent review. Transaction edit and validation checks are also reviewed in STAR Control Center by an authorized individual as evidenced in the final approval of the fund’s NAV. STAR does not allow for NAV finalization until all Control Center edits are actioned.

A daily automated reconciliation is also performed by the Reconciliation & Analysis (“R&A”) team to compare fund portfolio positions in STAR to the Custody records system (e.g., account, security identifier and share quantity). Reconciling items are reviewed by R&A and presented to the appropriate area for clarification and resolution and tracked by R&A to ensure that appropriate action is taken in a timely manner.

Capital Stock Transactions

Shareholder activity files (e.g., subscriptions, redemptions, reinvestment activity, estimates and total shares outstanding) are received daily or periodically (weekly, bi-weekly, monthly and quarterly) from transfer agents. Reconciliation is performed daily to compare ending balances provided by the transfer agent to the balances calculated in STAR to ensure the shareholder activity was recorded completely, accurately and timely. If applicable, reconciling items are reviewed and resolved by the fund accountant and approved by an authorized individual.

Income and Expense Posting

Data pertaining to interest income recognition (e.g., interest rates, maturity dates, etc.) is received from third party vendors and fed into STAR. The data is maintained in the security reference record in STAR and is subject to validation edits. On a daily basis, Income Roll Forward reports are generated in STAR that roll forward and adjust the previous day’s accrual for purchases, sales, maturities, etc. The reports are reviewed by the fund accountant in STAR and any discrepancies must be reviewed and approved in the system. A fund accountant and authorized individual review the

STAR Control Center edits for the total impact of income on the NAV using the NAV Reconciliation function in STAR. A fund’s NAV cannot be finalized in STAR until Control Center edits are actioned. Approval of income edits as recorded online within the STAR NAV Reconciliation.

Amortization and accretion methods are unique to each fund and are recorded by the STAR Control Team in STAR upon initial set-up. On a daily basis, income roll forward reports are generated in STAR that roll forward and adjust the amortization and accretion amounts of premiums and discounts. The reports are reviewed by the fund accountant in STAR and any discrepancies are reviewed and approved in the system. STAR systematically calculates accretion and amortization for debt securities based on information contained in the security reference record and client elections.

Corporate Actions

Ex-date corporate action information, including dividends, is received daily in STAR via an automated feed from the Corporate Actions system, ActionWorld. Various on-line edit and validation checks in STAR validate the completeness and accuracy of required data fields. Items that do not pass the edit and validation checks are routed to a repair queue. The queue is monitored throughout the day by corporate actions coordinators and items are researched, resolved and updated in the system s as appropriate.

For voluntary corporate actions, the corporate action Coordinator manually updates the action as appropriate once the client response is received. Various on-line edit and validation checks validate the completeness and accuracy of required data fields. Manually entered corporate actions are subject to independent review.

A fund accountant and authorized individual review the total income effect on the NAV using the NAV reconciliation function in STAR. Any reconciling items requiring approval are recorded with the authorized individual’s employee identification number and the time and date of review in STAR.

Expense Accruals and Payments

Expense accruals and payments are authorized by the client or Fund Administrator and forwarded to the fund accountant for set up and input into STAR. The fund accountant and authorized individual review the total expense impact on the NAV using the NAV Reconciliation function in STAR. Any reconciling items requiring approval are recorded with the authorized individual’s ID and the time and date of the review in STAR.

Portfolio Valuation

Each portfolio is valued per the fund’s pricing rules in STAR in accordance with client instructions. New positions are automatically priced based upon these rules. Central Pricing is responsible for the retrieval and quality assurance of automated vendor feeds of security prices and foreign exchange rates. Positions that are not available by electronic vendor feed are assigned to a manual vendor for daily valuation. System functionality requires that manually input security prices are independently entered and verified online by two authorized individuals. Controls are in place to ensure that security and currency positions are valued in accordance with client portfolio valuation policies. Security price and currency rate fluctuations that exceed established maximum tolerance levels are reviewed and validated to an independent source when coverage is available. The Central Pricing specialist and authorized individual review and approve valuations exceeding established tolerance levels within STAR or offline.

STAR calculates realized and unrealized gains and losses based upon the fund’s inventory method recorded in STAR’s Master Fund profile. Gains and losses resulting from currency exchange rate changes between trade date and settlement date are realized upon trade settlement. A fund accountant and authorized individual review the total NAV impact of any gain or loss resulting from transactions.

STAR does not allow approval and/or release of the NAV of the fund unless every price and transaction tolerance warning is approved by an authorized user based on system access rights.

Best Practices and Training. Fund accounting policies and procedures are memorialized in the Firm’s STAR Best Practices. STAR Best Practices are developed, implemented and maintained by the BBH Fund Services Advisory Team (“Advisory Team”). The Advisory Team also develops training related to STAR Best Practices, including classroom training and written STAR Procedures and Job Aids.

STAR Best Practices, STAR Procedures and Job Aids are available to the Fund Accounting Services and Fund Accounting Client Service teams through an online, secure intranet portal maintained by the Advisory Team. At least annually, fund accountants are required to complete Best Practices training and testing. Following the training/testing, fund accountants are required to certify as to their understanding of core fund accounting Best Practices. The Firm’s Internal Audit and Compliance teams review Fund accounting’s policies and procedures in conjunction with examinations of the group.

U.S. FUND ADMINISTRATION SERVICES

Fund Administration services are typically customized for the specific needs of the client. The available services include: Financial Reporting Services, Expense Administration, Performance Measurement Services, Portfolio Compliance Monitoring Services, Corporate Secretary and Regulatory Support Services. Each of these service areas are described in more detail below. The Administration Services Agreement defines the services to be performed for each client.

Financial Reporting Services

The Financial Reporting group (“FR”) within Fund Administration utilizes Confluence’s UnityTM Financial Statement and Holdings modules to generate a fund’s financial statements which include the Schedule of Investments, Statement of Assets and Liabilities, Statement of Operations, Statement of Changes in Net Assets, Statement of Cash Flows (if applicable), Financial Highlights, and Notes to the Financial Statements (as applicable). These statements are prepared based on the books and records of the fund which are inbounded from BBH’s STAR accounting platform and can be supplemented with other sources of data, such as Bloomberg, client files and/or other BBH databases (i.e., Pace). Unity is a template based application that allows FR to satisfy various accounting standard requirements (US GAAP, IFRS, Lux GAAP, etc) while allowing for client specific customization.

At the close of a fund’s reporting period-end, STAR accounting data is inbounded into Unity, and accounting reports (e.g., trial balance, portfolio holdings) are provided to FR by CSG or GIA Audit. These reports are used by FR to validate the completeness and accuracy of information inbounded into Unity. Draft financial statements are prepared and distributed to clients in accordance with the timeline established and agreed upon prior to the start of the reporting period. FR partners with CSG and GIA Audit to ensure accurate and timely responses to inquiries received by the client or fund auditor as part of the statement review process. Once the financial statements are finalized and approved by the client and, for annual reports, the fund auditor, FR partners with Corporate Secretary regarding timely distribution of and/or filing of the financial statements with appropriate parties and/or regulatory agencies.

Best Practices and Training. FR Unity policies and procedures are memorialized in the Firm’s Unity Best Practices. Unity Best Practices are developed, implemented and maintained by the GIA Team in consultation with FR. The GIA Team also develops training related to Unity Best Practices, including classroom training and written Unity Procedures and Job Aids. Unity Best Practices, Procedures and Job Aids are available to the Financial Reporting team through an online, secure intranet portal maintained by the GIA Team. Other policies and procedures governing specific regulatory filings are developed and maintained by FR and are available to all FR staff on a secure online location. FR’s policies and procedures are reviewed at least annually and changes are approved by the group’s Practice Leader. The Firm’s Internal Audit and Compliance teams review FR’s policies and procedures in conjunction with examinations of the group.

Expense Administration Services

The Expense Administration (“EA”) group within Fund Administration uses the information generated and maintained by the Fund Accounting and Custody groups to create the following Expense Assistant deliverables:

Expense Budgeting. At intervals agreed upon by the Fund EA, analysts prepare fund budgets based on a review of the prior period’s expenses and in accordance with a methodology agreed upon by the client. The expense package includes an invoice to payable expense reconciliation and basis point review of each expense item. Once prepared, the package is submitted to the supervisor for review and approval. The EA supervisor reviews the draft budget before any adjustments or accrual changes recommendations are finalized. Resulting change recommendations are determined by the EA analyst, reviewed by the EA supervisor and approved by an Authorized Person of the Fund prior to implementation.

Invoice Allocation and Authorization. Invoices received by the EA analyst are reviewed and approved by an Authorized Person of the Fund prior to payment. The EA analyst prepares an allocation based on criteria approved by the Fund. The allocation is reviewed by the EA supervisor and is then submitted to the appropriate group for processing. The invoice is reflected in the monthly expense package.

Asset based fees. EA analysts prepare asset based fee reporting using accounting and expense activity and in accordance with the clients agreed upon methodology. Asset based fees reports are prepared monthly or quarterly as agreed with the client. The EA supervisor reviews the results prior to submission to client for approval by Authorized Person of the Fund.

Best Practices and Training. EA policies and procedures are developed by the team and are available to all EA staff in a secure online location. The Firm’s Internal Audit and Compliance teams review EA policies and procedures in conjunction with examinations of the group.

Performance Measurement Services

For Performance Measurement clients, Fund Administration produces periodic performance reports for Funds, which may include the following calculations:

•	Daily Pre-Tax Total Returns

•	Monthly Pre-Tax Total Returns with and without Sales Load

•	Annual and Semi-Annual “As of” Total returns for inclusion in financial reports

•	Annual Post Tax on Distributions (pre-liquidation) Total Returns

•	Annual Post Tax on Distributions and Liquidation Total Return

•	Various Return Based Risk Statistics

Fund accounting data points are systematically downloaded from STAR to the Performance Measurement system, Sylvan system. Performance calculations are generated using standard SEC formulas programmed into the Sylvan system. Month-end reasonability controls are in place to ensure that fund accounting data points were properly transferred to and applied within the Sylvan system. These reasonability controls include the following:

•	Applicable Benchmark Review. A fund’s performance may be compared with that of its applicable benchmark (market index, or another fund/class, or prior month’s performance) for corresponding time periods in order to approximate the accuracy of the performance results. Significant differences are reviewed against detailed fund accounting records and client memoranda, such as distribution notifications.

•	Reconciliation to Database Agencies. BBH may reconcile its performance measurement reporting against reporting from various database agencies who independently calculate performance returns.

Best Practices and Training. Performance Measurement’s policies and procedures are developed and maintained by the team and are available to all Performance Measurement staff on a secure online location. Performance Measurement policies and procedures are reviewed at least annually and changes are approved by the group’s Practice Leader. At least annually, Performance Measurement staff is required to complete Best Practices training and testing. Following the training/testing, they are required to certify as to their understanding of core fund accounting Best Practices. The Firm’s Internal Audit and Compliance teams review Performance Measurement’s policies and procedures in conjunction with examinations of the group.

Portfolio Compliance Monitoring Services

The Portfolio Compliance Monitoring Services (“Portfolio Compliance”) team within Fund Administration monitors a fund’s compliance with investment restrictions based on the fund’s specifications as outlined in each compliance service matrix. Each fund’s compliance service matrix details the specific compliance tests that are monitored, as well as the frequency of testing.

Portfolio Compliance utilizes the Charles River Development ComplianceMaster system (“CRD”) for most portfolio compliance monitoring tests. A fund’s investment restrictions are provided by the fund to Portfolio Compliance. Portfolio Compliance develops “rules” in CRD for monitoring each investment restriction. CRD automatically reviews each fund’s portfolio against the rules nightly in a batch mode, also utilizing information from external vendors, such as Bloomberg. In accordance with established procedures, a Portfolio Compliance analyst reviews the results of the compliance tests generated by CRD the following day.

CRD is an exception-based system, which generates alerts, warnings, and data exceptions. Data exceptions occur when a required data field for a security has not been populated during the vendor interface. A common example may involve industry classifications. An alert indicates that an investment restriction may have been breached. A warning indicates that an investment restriction is being approached, but has not been breached. Alerts, warnings, and data exceptions are researched by the Portfolio Compliance analyst assigned to the fund to verify the preliminary results generated by CRD. Research results are reviewed by a Portfolio Compliance senior analyst/manager and, if determined valid, immediately reported to the Authorized Persons of the fund. All relevant communication between Portfolio Compliance and the client is maintained by Portfolio Compliance.

Reporting to clients is contractually agreed upon and may include daily, weekly, monthly, or quarterly reporting. Standard reporting includes daily exception-based notification and monthly comprehensive reporting detailing the status of each guideline tested as of the last business day of the month. As needed, and on a frequency agreed to by the parties, Portfolio Compliance will perform manual reviews for investment restrictions that are not captured by CRD. Examples of these include the 90% qualifying income test (for clients that utilize BBH as fund accounting agent).

Best Practices and Training. Portfolio Compliance policies and procedures are memorialized in the Firm’s Best Practices. Portfolio Compliance Best Practices are developed, implemented and maintained by the Portfolio Compliance team. The GIA Team also develops training related to Portfolio Compliance Best Practices, including classroom training. Portfolio Compliance Best Practices are available to the team through an online, secure intranet portal maintained by the GIA Team. Other policies and procedures governing client-specific procedures are developed and maintained by the Portfolio Compliance team and are available to appropriate Portfolio Compliance staff on a secure online location. Portfolio Compliance policies and procedures are reviewed at least annually and changes are approved by the group’s Practice Leader. The Firm’s Internal Audit and Compliance teams review Portfolio Compliance’s policies and procedures in conjunction with examinations of the group.

Corporate Secretary and Regulatory Support Services

The Firm’s Corporate Secretary and Regulatory Support Group (the “CSRS Group”) within Fund Administration offers corporate secretary and regulatory support services.

Corporate Secretary/Board Reporting Services. The CSRS Group provides corporate secretary support services, which include: maintaining corporate documents and files; monitoring good standing of the fund in its state of organization; maintaining a corporate calendar for regulatory matters and Board and committee approvals; preparing Board, committee, and shareholder meeting materials including scripts, agendas, resolutions, memoranda, and minutes; attending Board, committee, and shareholder meetings, taking minutes of the meetings, making requested presentations at the meetings, and following up on matters raised at the meetings; and coordinating and monitoring shareholder vote solicitation and tabulation with the client’s transfer agent.

Regulatory Support Services. The CSRS Group prepares and maintains a regulatory calendar for each client to capture certain scheduled regulatory filings (e.g., prospectus updates, semi-annual and quarterly financial filings) as well as those non-recurring filings that may be required from time to time (e.g., off-cycle prospectus updates, prospectus supplements, and proxy statements). The CSRS Group also prepares detailed calendars in advance of each regulatory filing and circulates the calendars to all participants to ensure that the documents are prepared accurately and the filings take place on time. In providing regulatory support services, the CSRS Group coordinates comments from all participants, including fund management, internal and external counsel, the independent auditors, the client’s transfer agent, and the SEC. The CSRS Group regularly schedules, prepares, and files regulatory filings (e.g., Form N-CSR, Form N-PX, Closed-End Fund Proxy Statements) and reports under the Securities Act of 1933, the Securities Exchange Act of 1934 and the 1940 Act. The CSRS Group is also responsible for filings related to our clients’ status as a Commodities Pool Operator, as defined by the Commodities Futures Trading Commission. The associated filings include affirmations, Form PFS and Form CPO-PQR.

Best Practices. The CSRS Group maintains policies and procedures with respect to the preparation of client board materials and regulatory filings. The policies and procedures may be complimented by checklists and production calendars to ensure timely and accurate deliverables. In some cases, client- specific procedures are developed and maintained by the Group. All policies and procedures are available to CSRS staff on a secure online location. CSRS policies and procedures are reviewed at least annually and changes are approved by the group’s Practice Leader. The Firm’s Internal Audit and Compliance teams review CSRS’s policies and procedures in conjunction with examinations of the group.

U.S. INVESTMENT TAX SERVICES

The Firm provides tax compliance services for Regulated Investment Companies registered under the 40 Act. Some of the main services provided to our 40 Act clients include:

•	Fiscal Year End Provisions and Financial Statements Tax Disclosures - calculate taxable income and annual spillback.

•	Capital Gain Estimates - Provide book based estimates of distributable capital gains for shareholder.

•	Excise Tax Provisions - Calculate annual distribution to minimize/eliminate excise taxes.

•	Periodic Distributions - Calculate monthly or quarterly dividends according to fund dividend policy.

•	Tax Returns - Prepare and file Federal, excise, State, local, and various franchise/informational tax returns.

•	Shareholder Reporting - Provide Transfer Agents with distribution information for Forms 1099-DIV, 1099-INT, prepare Form 1099-MISC.

Best Practices. U.S. Investment Tax Services’ policies and procedures are developed, implemented and maintained by the team and are available to all members of the tax team on a secure online location. Policies and procedures are complimented with checklists designed to ensure tax reporting is complete and accurate pursuant to applicable tax law. Policies and procedures require final approval of tax reporting by the client’s audit firm. The team reviews its policies and procedures at least annually and changes are approved by the group’s Practice Leader. The Firm’s Internal Audit and Compliance teams review the Tax team’s policies and procedures in conjunction with examinations of the group.

U.S. TRANSFER AGENCY SERVICES

The Firm acts as a Transfer Agent for various Exchange-Traded Funds (“ETFs”). The Firm acts under written contract in accordance with Section 17A of the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder. The services provided include processing create/redeem instructions from the authorized participant or distributor, transaction entry into the APEX application and the Multifonds System, reporting of daily balances and transactions, reconciliation of daily activity/balances, paying agent and dividend reinvestments.

The U.S. Transfer Agency policies and procedures are maintained by the team’s dedicated risk manager and are available online to all U.S. Transfer Agency staff. Policies and procedures are reviewed at least annually. The Firm’s Internal Audit and Compliance teams review the U.S. Transfer Agency policies and procedures in conjunction with examinations of the group.

SECTION VI

Information Keys

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

SEC Rule 38a- 1 Co mpliance Matrix:

RISK AREA INDEXTO INFORMATION SOURCES

B R O W N B R OTH E R S HA R R IMA N

SEC Rule 38a-1 Compliance Matrix:

RISK AREA INDEX TO INFORMATION SOURCES

March 2016

SEC RISK AREAS	INFORMATION SOURCES

1. The Accuracy of Disclosures Made to Investors, Clients and Regulators, Including Account Statements and Advertisements

BBH Public Communications Policy, BBH Regulatory Contact Policy, BBH Line of Business Policies & Procedures

PWC CCO Report: Fund Administration Control Objectives 1-7; Information Technology Control Objectives 9-13

PWC SSAE 16 Reports: Custody Control Objectives 2, 4-8; Fund Accounting Control Objectives 1-9, 11 and 12; Fund Administration Control Objectives 13-15; Information Technology Control Objectives Custody 12-16, Fund Accounting Control Objectives 17-21

2. Safeguarding of Client Assets from Conversion or Misuse

BBH Policy on Roles and Responsibilities Regarding Compliance Risk, BBH Compliance Risk Assessment Policy, BBH Compliance Risk Testing Policy, BBH Regulatory Contact Policy, BBH Anti- Money Laundering Policy, BBH Global Sanctions Policy, BBH Code of Ethics and Professional Conduct, BBH Confidentiality Policy, BBH Data Privacy Policy, BBH Data Loss Prevention Policy, BBH Conflicts of Interest Policy, BBH Client Complaints Policy, BBH Risk and Control Self Assessment Policy, BBH Records Management Policy, BBH Global Anti-Fraud Policy, BBH Whistleblower Policy, BBH Sensitive Position Absence Policy, BBH Corrective Action Policy, and BBH Line of Business Policies & Procedures

PWC CCO Report: Information Technology Control Objectives 9-13

PWC SSAE 16 Reports: Custody Control Objectives 1-8; Securities Lending Control Objectives 9— 11; Fund Accounting Control Objectives 1-9, 11 and 12; Fund Administration Control Objectives 14 and 16; Information Technology Control Objectives Custody 12-16, Fund Accounting Control Objectives 17-21

3. Creating and Maintaining Accurate Books and Records

BBH Records Management Policy, BBH Business Continuity Planning Policy and BBH Line of Business Policies & Procedures

PWC CCO Report: Fund Administration Control Objectives 1-7; Information Technology Control Objectives 9-13

PWC SSAE 16 Reports: Custody Control Objectives 1, 2, 4 -8; Fund Accounting Control Objectives 1-9, 11 and 12; Fund Administration Control Objectives 13-15; Information Technology Control Objectives Custody 12-16, , Fund Accounting Control Objectives 17-21

4. Valuing Client Holdings and Assessing Fees

BBH Policy on Roles and Responsibilities Regarding Compliance Risk, BBH Compliance Risk Assessment Policy, BBH Compliance Risk Testing Policy, BBH Code of Ethics and Professional Conduct, BBH Conflicts of Interest Policy, BBH Client Complaints Policy, BBH Risk and Control Self Assessment Policy, BBH Records Management Policy and BBH Line of Business Policies & Procedures

PWC CCO Report: Fund Administration Control Objective 2

PWC SSAE 16 Reports: Custody Control Objectives 1, 2, 4-8; Securities Lending Control Objectives 10 and 11 ; Fund Accounting Control Objectives 1-9, 11 and 12; Fund Administration Control Objective 14

SEC RISK AREAS	INFORMATION SOURCES

5. Protecting the Privacy of Client Records and Information

BBH Compliance Training Policy, BBH Regulatory Contact Policy, BBH Code of Ethics and Professional Conduct, BBH Confidentiality Policy, BBH Data Privacy Policy, BBH Data Loss Prevention Policy, Records Management Policy, BBH Business Continuity Planning Policy, and BBH Line of Business Policies & Procedures

PWC CCO Report: Information Technology Control Objectives 9-13

PWC SSAE 16 Reports: Information Technology Control Objectives Custody 12-16, Fund Accounting Control Objectives 17-21

6. Business Continuity

BBH Business Continuity Planning Policy

PWC CCO Report: Information Technology Control Objective 13

PWC SSAE 16 Reports: Information Technology Control Objective Custody 16, Fund Accounting Control Objectives 17-21

7. Pricing of Portfolio Securities and Fund Shares

BBH Policy on Roles and Responsibilities Regarding Compliance Risk, BBH Compliance Risk Assessment Policy, BBH Compliance Risk Testing Policy, BBH Code of Ethics and Professional Conduct, BBH Conflicts of Interest Policy, BBH Client Complaints Policy, BBH Risk and Control Self Assessment Policy, BBH Records Management Policy and BBH Line of Business Policies & Procedures

PWC SSAE 16 Reports: Fund Accounting Control Objectives 1-9, 11 and 12

8. Transactions with Affiliated Persons	PWC CCO Report: Fund Administration Control Objective 8 PWC SSAE 16 Reports: Securities Lending Control Objective 9

9. Protection of Non-Public Information

BBH Compliance Training Policy, BBH Regulatory Contact Policy, BBH Code of Ethics and Professional Conduct, BBH Confidentiality Policy, BBH Data Privacy Policy, BBH Data Loss Prevention Policy, BBH Personal Trading Policy, BBH Information Barrier and Insider Information Policy, BBH Private Securities Transactions Policy, BBH Conflicts of Interest Policy, BBH Sensitive Position Absence Policy, BBH Gifts, Entertainment and Other Non-Cash Compensation Policy, BBH Political Contributions Policy, BBH Outside Business Activities and Directorships Policy, BBH Social Media Compliance Policy, BBH Records Management Policy, BBH Business Continuity Policy

PWC CCO Report: Information Technology Control Objectives 9-13

PWC SSAE 16 Reports: Information Technology Control Objectives Custody 12-16, Fund Accounting Control Objectives 17-21

10. Money Laundering	BBH Anti Money Laundering Policy, BBH Global Sanctions Policy, BBH Anti-Corruption Policy

Appendices

External Auditor Reports
(provided separately)

BROWN BROTHERS HARRIMAN

INVESTOR SERVICES | Compliance

This publication is provided by Brown Brothers Harriman & Co. solely for informational purposes. This does not constitute legal, tax or investment advice and is not intended as an offer to sell or a solicitation to buy securities or investment products. Any reference to tax matters is not intended to be used, and may not be used, for purposes of avoiding penalties under the U.S. Internal Revenue Code or for promotion, marketing or recommendation to third parties. This material does not comprise an offer of services. Any opinions expressed are subject to change without notice. The information contained herein is confidential and proprietary to Brown Brothers Harriman & Co. and its affiliates (collectively, “BBH”). Unauthorized use or distribution without the prior written permission of BBH is prohibited. BBH is a service mark of Brown Brothers Harriman & Co., registered in the United States and other countries. © Brown Brothers Harriman & Co. 2016. All rights reserved. 03/2016